Exhibit 99

Farmers & Merchants Bancorp
Reports Record First Quarter 2020 Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record net income of $14.1 million for first quarter 2020.

For the quarter ended March 31, 2020, Farmers & Merchants Bancorp reported net income of $14.1 million, or $17.80 per share, a 4.2% increase from net income of $13.5 million earned in the first quarter of 2019. Net interest income for the quarter ended March 31, 2020 was $35.4 million, up 3.6% from $34.2 million in the same quarter in 2019. The Company’s net interest margin on a tax equivalent basis was 4.19% in the first quarter of 2020, compared to 4.40% in the first quarter of 2019. Return on average assets for the first quarter of 2020 was 1.53%, compared to 1.60% for the first quarter of 2019, and return on average equity was 14.90%, compared to 16.96% for the first quarter of 2019. Total assets at quarter-end were $3.7 billion, up 9.6% from the first quarter of 2019. Total loans and leases outstanding reached $2.7 billion, an increase of 4.1% from March 31, 2019, and total deposits of $3.3 billion increased 8.2% from March 31, 2019. At quarter-end, total checking deposits represented 52.4% of total deposits compared to 52.2% at March 31, 2019. The Company’s credit quality remained strong with only $549,000 of non-performing loans and leases as of March 31, 2020. As a result, there was no provision for credit losses for the first quarter of 2020, and at quarter-end, the Company’s allowance for credit losses was $54.8 million, or 2.05% of total loans and leases. The Company’s tier 1 leverage capital ratio was 10.19% at March 31, 2020, and the total capital ratio was 12.83%, resulting in the highest possible regulatory classification of “well capitalized.”

Kent Steinwert, Chairman, President and C.E.O. commented “the Board and Senior Management team are pleased with our 1st quarter 2020 results. Our strong operating metrics and continued strong credit quality, when combined with adequate levels of loan loss reserves, allowed us to report stronger financial results in the quarter compared to many banks that needed to record significant loan loss provisions to reserve for the risks of COVID-19. However, we all realize that the real challenges lie ahead as our industry and country deal with the health and economic setbacks caused by the COVID-19 pandemic.

At this current moment, the “shelter-in-place” orders issued by California Governor Gavin Newsom could result in a significant recession which could last a year or more. Fortunately, we remain confident that our long-term strategy of focusing a large segment of our business on agribusiness and the production, processing and distribution of food supplies will somewhat buffer the Company from changes in the economic environment in California, the United States and globally. Please keep in mind that the global population was just over 2.5 billion in 1950, is presently over 7.7 billion and is projected to increase to 9.0 billion by 2040, just 20 years from now. Demand for high quality, protein rich food will continue to grow in the future and California’s great Central Valley is a leading agricultural supplier of many important products.

Designated as an “essential business”, Farmers & Merchants Bank of Central California has kept all branches open and maintained regular business hours during this difficult time. Our staffing levels have remained stable during the COVID-19 crisis. For years we have maintained a pandemic flu contingency plan, and undertook early and prudent measures to protect our employees and customers, while still providing core banking services.

Importantly, we have actively participated in the federal government’s Small Business Administration Paycheck Protection Program (“PPP”) of the CARES Act, and have funded over $330 million of loans for 1,376 of our small business customers to assist them in meeting their payroll and other financial obligations over the next several months. This represented over 1% of the number of loans and dollars funded in all of California.

From a financial perspective, as reflected by the following March 31, 2020 measures, we are entering this period of uncertainty with strong fundamentals:

•	Liquidity of $226 million of Fed Funds Sold and $590 million of Investment Securities;
•	Risk Based Capital Ratio of 12.83%;
•	Allowance for Credit Losses of $54.8 million or 2.05% of total loans and leases; and
•	ROAA of 1.53% and ROAE of 14.90% in first quarter 2020.

Our credit exposure to the “Hospitality” (primarily hotels) industry totals $76.9 million. This represents 2.9% of total loans and leases outstanding and 19.5% of total shareholders’ equity. Our credit exposure to the “Entertainment” (primarily restaurants, health clubs and movie theaters) industry totals $69.5 million in loans and leases outstanding at March 31, 2020. This represents 2.6% of total loans and leases outstanding and 17.6% of total shareholders’ equity. Most of these loans: (i) were underwritten with an original LTV of 50-70% on the underlying real estate, providing us with what should be adequate collateral coverage; and (ii) have financially strong guarantors with liquidity that provides additional protection. Over and above the impact on the Hospitality and Entertainment industries, there has been a general economic slowdown as a result of the “shelter-in-place” orders.  This is resulting in increased unemployment in many sectors. The Central Valley of California may be in a better position than other areas to weather this impact because agricultural activity has substantially continued. We are monitoring the impact on our borrowers, and working closely with them using all of the tools at our disposal, including the SBA PPP program and other loan restructuring strategies, to help them move through this period of reduced business activity.

Although our 2020 financial performance will, in all likelihood, be negatively impacted by sustained low interest rates and the potential for increased borrower stress, we believe that we are well positioned to move through this difficult period with sustained profitability. We will continue to provide support and assistance to our employees, shareholders, customers and communities during this difficult time.”

*****************************

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. We are the 13th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 85 consecutive years and we have increased dividends for 55 consecutive years. As a result, we are a member of a select group of only 30 publicly traded companies referred to as “Dividend Kings.” Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 29 consecutive years, longer than any other commercial bank in the state of California. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.